Exhibit 5.1

                      [LETTERHEAD OF LATHAM & WATKINS LLP]



October 14, 2003

Tegal Corporation
2201 South McDowell Blvd.
Petaluma, California  94954

         Re:      Registration Statement on Form S-3
                  ----------------------------------
                  26,677,548 shares of Common Stock, par value $0.01 per share
                  ------------------------------------------------------------

Ladies & Gentlemen:

         In connection with the registration by Tegal Corporation, a Delaware corporation (the "Company"), of the resale of 26,677,548 shares (the "Shares") of the Company's common stock, par value $0.01 per share, including 3,563,111 shares (together with 1,756,127 shares issued to advisors, the "Warrant Shares") issuable pursuant to the exercise of warrants to purchase common stock issued by the Company (the "Warrants") and 17,815,874 shares (together with 3,542,436 shares of payable-in-kind interest, the "Converted Shares") issuable pursuant to the conversion of $6,235,556.20 principal amount of the Company's 2.0% Convertible Secured Debentures issued by the Company on September 9, 2003 (the "Convertible Debentures"), pursuant to a registration statement on Form S-3 under the Securities Act of 1933, as amended, filed with the Securities and Exchange Commission on September 18, 2003 and amended by Amendment No. 1 thereto, filed with the Securities and Exchange Commission on October 14, 2003 (the "Registration Statement"), you have requested our opinion set forth below.

         In our capacity as your special counsel in connection with such registration, we are familiar with the proceedings taken by the Company in connection with the authorization of the Shares. In addition, we have examined such matters of fact and questions of law as we have considered appropriate for purposes of this letter.

         We are opining herein as to the effect on the subject transaction only of the Delaware General Corporation Law, and we express no opinion with respect to the applicability thereto, or the effect thereon, of any other laws.

         Subject to the foregoing, it is our opinion that as of the date hereof,
(a) the Warrant Shares have been duly authorized by all necessary corporate action of the Company and, upon issuance, delivery and payment therefor in accordance with and in the manner contemplated by the terms of the Warrants, will be validly issued, fully paid and non-assessable, and (b) the Converted Shares have been duly authorized by all necessary corporate action of the Company, and upon issuance, delivery and payment therefor in accordance with and in the manner contemplated by the terms of the Convertible Debentures, will be validly issued, fully paid and non-assessable.

         We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading "Legal Matters" in the prospectus included in the Registration Statement.


                                                     Very truly yours,

                                                     /s/ Latham & Watkins LLP